Exhibit 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY TO PRESENT AT THE

BEAR STEARNS 14TH ANNUAL

RETAIL, RESTAURANTS & CONSUMER CONFERENCE

Company to Commemorate its 30th Anniversary by Opening The NASDAQ Stock Market

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

Calabasas Hills, CA — February 28, 2008 — The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced that it will open The NASDAQ Stock Market on March 5, 2008 to commemorate the 30th anniversary of The Cheesecake Factory.  The Company’s first restaurant opened in Beverly Hills, California on February 25, 1978.

In addition, the Company will present at the Bear Stearns 14th Annual Retail, Restaurants & Consumer Conference on March 6, 2008 in New York City at 8:15 a.m. Eastern Time. David Overton, Chairman and CEO, and Michael Dixon, Senior Vice President and CFO, will be presenting on behalf of the Company.

The presentation will be webcast on the Company’s website at thecheesecakefactory.com and can be accessed by clicking on the “Investors” link from the home page and the webcast link at the top of the page.  An archive of the webcast will be available following the live presentation through April 7, 2008.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept and continues to define it today with the two highest productivity concepts in the industry.  The Company operates 139 restaurants throughout the U.S. under The Cheesecake Factory® name with an extensive menu of more than 200 items and fiscal 2007 average annual unit sales of approximately $10.4 million.  Grand Lux Cafe®, the Company’s second concept, has 13 units in operation across the U.S. offering a broad menu of more than 150 items and average annual unit sales of approximately $12.7 million in fiscal 2007.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 50 varieties of quality cheesecakes and other baked products.  Additionally, the Company operates one self-service, limited menu express foodservice operation and licenses two bakery cafe outlets to another foodservice operator.  For more information, please visit thecheesecakefactory.com.

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The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100